Exhibit 10.1

PEGASYSTEMS INC.

DIRECTOR COMPENSATION PROGRAM

(as amended August 6, 2015)

In consideration for their service on the Company’s board of directors (the “Board”), non-employee Directors are paid an annual cash retainer of $55,000 and receive an annual equity grant (the “Annual Equity Grant”). The Annual Equity Grant is in the form of shares of unrestricted common stock of the Company, typically issued on the date of the Company’s annual stockholders meeting. On August 6, 2015, the Company increased the value of the Annual Equity Grant from $95,000 to $125,000 (and issued to each non-employee Director on such date $30,000 of unrestricted common stock, prorated to reflect the period of service remaining to the Company’s 2016 stockholders meeting, to supplement the $95,000 issuance made to each of them on the date of the Company’s 2015 annual stockholders meeting). Accordingly, it is expected in the future on the date of each annual stockholders meeting the Company will issue to each non-employee Director a number of shares of unrestricted common stock equal to $125,000 divided by the fair market value of a share of the Company’s common stock on such date.

Additionally, the Company eliminated the provision of an initial award of restricted stock units (“RSUs”) to non-employee Directors when they are first elected to the Board prospectively from August 6, 2015. Initial awards issued prior to August 6, 2015 had been valued at approximately $75,000, based on the fair market value of the Company’s common stock on the grant date, and vested in three equal annual installments.

For Board committee service, the Company pays an annual cash retainer (paid in quarterly installments) to non-employee Directors serving on the Audit and Compensation Committees: $10,000 to each Audit Committee member and $20,000 to the Audit Committee Chair; and $6,000 to each Compensation Committee member and $8,000 to the Compensation Committee Chair.

In addition to the above, the Company also offers to reimburse non-employee Directors for expenses incurred in attending Board, committee or other Company meetings.